Exhibit 99.1

MPG OFFICE TRUST REPORTS
SECOND QUARTER 2010 FINANCIAL RESULTS

LOS ANGELES, August 9, 2010 – MPG Office Trust, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, today reported results for the quarter ended June 30, 2010.

Significant Second Quarter Events

▪
On May 1, 2010, we extended our $109.0 million mortgage loan secured by Brea Corporate Place and Brea Financial Commons.  This loan is now scheduled to mature on May 1, 2011.  We have a one-year extension remaining on this loan.  No cash paydown was made to extend this loan, and the loan terms remain unchanged.  On May 14, 2010, the lender released our Operating Partnership from its debt service guaranty after the property achieved the required debt service coverage ratio for two consecutive quarters.

▪
On May 6, 2010, we made a principal payment of $9.7 million on the 207 Goode construction loan.  In exchange for this payment, the lender agreed to substantially eliminate our Operating Partnership’s $47.8 million repayment guarantee and extend the maturity date of the loan.

▪
On May 24, 2010, we completed a deed-in-lieu of foreclosure with the lender to dispose of 17885 Von Karman located in Irvine, California.  Prior to the deed-in-lieu of foreclosure, we made a $1.9 million paydown on the construction loan and funded an additional $1.1 million to facilitate the disposition of this property.  As a result of the deed-in-lieu of foreclosure, we were relieved of the obligation to pay the remaining $24.5 million balance due on the construction loan.  Our Operating Partnership has no further obligation with respect to the construction loan.

▪	On June 30, 2010, we disposed of Mission City Corporate Center located in San Diego, California. The $52.0 million mortgage loan related to this property was assumed by the buyer upon disposition.

▪	During the quarter, we completed new leases and renewals totaling approximately 327,000 square feet (including our pro rata share of our joint venture properties).

Significant Subsequent Events

▪	On July 9, 2010, we facilitated the conveyance of Park Place II located in Irvine, California to a third party in cooperation with the special servicer on the mortgage loan. As a result of the disposition, we were relieved of the obligation to pay the $98.3 million principal balance of the loan as well as accrued contractual and default interest. The assets and liabilities of Park Place II will be removed from our consolidated balance sheet in the third quarter of 2010.

▪	In July 2010, we executed a lease renewal with Southern California Gas Company for approximately 350,000 square feet at The Gas Company Tower in Downtown Los Angeles.

▪	In August 2010, we executed a lease renewal with Disney Enterprises for approximately 160,000 square feet at Glendale Center in Glendale, California.

▪
On August 1, 2010, our 207 Goode construction loan matured.  We are currently working cooperatively with the lender to dispose of this asset.  We will continue to manage the property for a period of up to 90 days until the property is either sold or a receiver is appointed.  We are not obligated to make debt service payments to the lender or fund property operating costs subsequent to August 1, 2010.  Management expects that this loan will be settled without any additional cash payment.

Second Quarter 2010 Financial Results

▪
Net loss available to common stockholders for the quarter ended June 30, 2010 was $(53.5) million, or $(1.10) per share, compared to a net loss available to common stockholders of $(380.5) million, or $(7.95) per share, for the quarter ended June 30, 2009.  Our earnings in the second quarter of 2010 were negatively impacted by impairment charges totaling $17.5 million recorded in connection with the writedown of 207 Goode to its estimated fair value and the disposition of 17885 Von Karman.  Our earnings in the second quarter of 2009 were negatively impacted by impairment charges totaling $384.7 million recorded in connection with the writedown of the Properties in Default and City Parkway to their estimated fair value, and the writeoff of certain assets related to our investment in DH Von Karman Maguire, LLC.  Additionally, our 2009 earnings were negatively impacted by $8.3 million due to an impairment charge recorded by our Maguire Macquarie joint venture in connection with the Quintana Campus in Irvine.

▪
Our share of Funds from Operations (FFO) available to common stockholders for the quarter ended June 30, 2010 was $(25.2) million, or $(0.52) per share, compared to $(339.7) million, or $(7.10) per share, for the quarter ended June 30, 2009.  Our share of FFO before specified items was $(0.5) million, or $(0.01) per share, for the quarter ended June 30, 2010 as compared to $3.7 million, or $0.08 per diluted share, for the quarter ended June 30, 2009.

As of June 30, 2010, our office portfolio (including Properties in Default) was comprised of whole or partial interests in 27 office properties totaling approximately 16 million net rentable square feet, one 350-room hotel with 266,000 square feet, and on- and off-site structured parking plus surface parking totaling approximately 10 million square feet, which accommodates approximately 33,000 vehicles.  We have one recently completed development project that totals approximately 188,000 square feet of office space.  We also own undeveloped land that we believe can support up to approximately 5 million square feet of office and mixed-use development and approximately 5 million square feet of structured parking, excluding development sites that are encumbered by the mortgage loans on our Pacific Arts Plaza and 2600 Michelson properties, which are in default.

We will host a conference call and audio webcast, both open to the general public, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Tuesday, August 10, 2010, to discuss the financial results of the second quarter and provide a company update.  The conference call can be accessed by dialing (866) 394-8461 (Domestic) or (706) 758-3042 (International), ID number 89992342.  The live conference call can be accessed via audio webcast at the Investor Relations section of our website, located at www.mpgoffice.com, or through Thomson Reuters at www.earnings.com.  Our Supplemental Operating and Financial Data package is available at the Investor Relations section of our website, located at www.mpgoffice.com under “Financial Reports-Quarterly and Other Reports.”

A replay of the conference call will be available approximately two hours following the call through August 13, 2010.  To access this replay, dial (800) 642-1687 (Domestic) or (706) 645-9291 (International).  The required passcode for the replay is ID number 89992342.  The replay can also be accessed via audio webcast at the Investor Relations section of our website, located at www.mpgoffice.com, or through Thomson Reuters at www.earnings.com.

About MPG Office Trust, Inc.

MPG Office Trust, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market.  MPG Office Trust, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing.  For more information on MPG Office Trust, visit our website at www.mpgoffice.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  These risks and uncertainties include: risks associated with management’s focus on asset dispositions, loan defaults, cash generation and general strategic matters; risks associated with the timing and consequences of loan defaults and related asset dispositions; risks associated with contingent guaranties by our Operating Partnership; risks associated with our liquidity situation; risks associated with the continued or increased negative impact of the current credit crisis and global economic slowdown; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with our ability to dispose of properties, if and when we decide to do so, at prices or terms set by or acceptable to us; risks associated with increases in interest rates, volatility in the securities markets and contraction in the credit markets affecting our ability to extend or refinance existing loans as they come due; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with our dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed on April 30, 2010 with the Securities and Exchange Commission.  The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	MPG Office Trust, Inc.
Peggy Moretti
Executive Vice President, Investor and Public Relations
(213) 613-4558

MPG OFFICE TRUST, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Investments in real estate	$3,630,535	$3,852,198
Less: accumulated depreciation	(680,262)	(659,753)
Investments in real estate, net	2,950,273	3,192,445

Cash and cash equivalents	70,732	90,982
Restricted cash	146,076	151,736
Rents and other receivables, net	8,416	6,589
Deferred rents	67,344	68,709
Due from affiliates	1,560	2,359
Deferred leasing costs and value of in-place leases, net	100,447	114,875
Deferred loan costs, net	16,491	20,077
Acquired above-market leases, net	5,871	8,160
Other assets	10,673	11,727
Total assets	$3,377,883	$3,667,659

LIABILITIES AND DEFICIT
Liabilities:
Mortgage and other loans	$3,992,724	$4,248,975
Accounts payable and other liabilities	206,036	195,441
Capital leases payable	1,993	2,611
Acquired below-market leases, net	62,618	77,609
Total liabilities	4,263,371	4,524,636

Deficit:
Stockholders’ Deficit:
Preferred stock, $0.01 par value, 50,000,000 shares authorized;
7.625% Series A Cumulative Redeemable Preferred Stock,
$25.00 liquidation preference, 10,000,000 shares issued and outstanding	100	100
Common stock, $0.01 par value, 100,000,000 shares authorized;
48,076,193 and 47,964,605 shares issued and outstanding at
June 30, 2010 and December 31, 2009, respectively	481	480
Additional paid-in capital	703,548	701,781
Accumulated deficit and dividends	(1,446,663)	(1,420,092)
Accumulated other comprehensive loss, net	(36,422)	(36,289)
Total stockholders’ deficit	(778,956)	(754,020)
Noncontrolling Interests:
Common units of our Operating Partnership	(106,532)	(102,957)
Total deficit	(885,488)	(856,977)
Total liabilities and deficit	$3,377,883	$3,667,659

MPG OFFICE TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Revenue:
Rental	$66,332	$69,035	$134,559	$136,429
Tenant reimbursements	24,177	25,551	49,284	52,419
Hotel operations	4,956	5,148	10,193	10,142
Parking	10,851	11,311	22,548	22,904
Management, leasing and development services	1,062	1,747	2,023	3,777
Interest and other	314	1,635	606	2,251
Total revenue	107,692	114,427	219,213	227,922

Expenses:
Rental property operating and maintenance	24,278	25,580	48,367	50,255
Hotel operating and maintenance	3,543	3,481	7,290	6,930
Real estate taxes	9,114	10,315	18,192	20,630
Parking	2,913	3,232	5,980	6,784
General and administrative	6,517	7,914	14,124	16,178
Other expense	1,593	1,639	3,032	3,143
Depreciation and amortization	31,524	38,064	65,091	74,844
Impairment of long-lived assets	10,688	236,557	10,688	236,557
Interest	66,864	52,472	133,234	123,747
Total expenses	157,034	379,254	305,998	539,068

Loss from continuing operations before equity in net loss of unconsolidated joint venture and gain on sale of real estate	(49,342)	(264,827)	(86,785)	(311,146)
Equity in net loss of unconsolidated joint venture	196	(9,120)	397	(10,859)
Gain on sale of real estate	—	—	16,591	20,350
Loss from continuing operations	(49,146)	(273,947)	(69,797)	(301,655)

Discontinued Operations:
Loss from discontinued operations before gain on settlement of debt and gain on sale of real estate	(7,030)	(154,661)	(9,570)	(185,743)
Gain on settlement of debt	—	—	49,121	—
Gain on sale of real estate	—	—	—	2,170
(Loss) income from discontinued operations	(7,030)	(154,661)	39,551	(183,573)

Net loss	(56,176)	(428,608)	(30,246)	(485,228)
Net loss attributable to common units of our Operating Partnership	7,421	52,924	4,837	60,420

Net loss attributable to MPG Office Trust, Inc.	(48,755)	(375,684)	(25,409)	(424,808)
Preferred stock dividends	(4,766)	(4,766)	(9,532)	(9,532)

Net loss available to common stockholders	$(53,521)	$(380,450)	$(34,941)	$(434,340)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.97)	$(5.11)	$(1.43)	$(5.71)
(Loss) income from discontinued operations	(0.13)	(2.84)	0.71	(3.37)
Net loss available to common stockholders per share	$(1.10)	$(7.95)	$(0.72)	$(9.08)

Weighted average number of common shares outstanding	48,692,588	47,836,591	48,613,815	47,812,444

Amounts attributable to MPG Office Trust, Inc.:
Loss from continuing operations	$(42,581)	$(239,910)	$(60,128)	$(263,653)
(Loss) income from discontinued operations	(6,174)	(135,774)	34,719	(161,155)
	$(48,755)	$(375,684)	$(25,409)	$(424,808)

MPG OFFICE TRUST, INC.

FUNDS FROM OPERATIONS
(Unaudited and in thousands, except share and per share amounts)

		For the Three Months Ended		For the Six Months Ended
		June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Reconciliation of net loss available to common stockholders to funds from operations:

Net loss available to common stockholders		$(53,521)	$(380,450)	$(34,941)	$(434,340)

Add:	Depreciation and amortization of real estate assets	31,569	46,183	66,557	91,709
	Depreciation and amortization of real estate assets - unconsolidated joint venture (a)	1,913	2,008	3,811	5,320
	Net loss attributable to common units of our Operating Partnership	(7,421)	(52,924)	(4,837)	(60,420)
	Unallocated losses - unconsolidated joint venture (a)	(1,252)	(1,785)	(2,214)	(1,785)

Deduct:	Gains on sale of real estate	—	—	16,591	22,520
Funds from operations available to common stockholders and unit holders (FFO) (b)		$(28,712)	$(386,968)	$11,785	$(422,036)

Company share of FFO (c)(d)		$(25,215)	$(339,712)	$10,337	$(370,498)

FFO per share - basic		$(0.52)	$(7.10)	$0.21	$(7.75)
FFO per share - diluted		$(0.52)	$(7.10)	$0.21	$(7.75)

Weighted average number of common shares outstanding - basic		48,692,588	47,836,591	48,613,815	47,812,444
Weighted average number of common and common equivalent shares outstanding - diluted		49,442,240	47,837,083	49,323,558	47,813,342

Reconciliation of FFO to FFO before specified items: (e)

FFO available to common stockholders and unit holders (FFO)		$(28,712)	$(386,968)	$11,785	$(422,036)

Add:	Loss from early extinguishment of debt	106	377	485	588
	Unrealized loss on forward-starting interest rate swap	—	(15,255)	—	—
	Realized loss on forward-starting interest rate swap	—	11,340	—	11,340
	Default interest accrued on Properties in Default	10,541	—	20,904	—
	Writeoff of deferred financing costs related to Properties in Default	—	—	562	—
	Impairment of long-lived assets	17,447	384,673	17,447	408,173
	Impairment of long-lived assets - unconsolidated joint venture (a)	—	10,050	—	10,050
Deduct:	Gain on settlement of debt	—	—	49,121	—

FFO before specified items		$(618)	$4,217	$2,062	$8,115

Company share of FFO before specified items (c)(d)		$(543)	$3,702	$1,810	$7,124

FFO per share before specified items - basic		$(0.01)	$0.08	$0.04	$0.15
FFO per share before specified items - diluted		$(0.01)	$0.08	$0.04	$0.15
__________
(a)	Amount represents our 20% ownership interest in our joint venture with Charter Hall Group.

(b)
Funds from Operations, or FFO, is a widely recognized measure of REIT performance. We calculate FFO as defined by the National Association of Real Estate Investment Trusts, or NAREIT.  FFO represents net income (loss) (as computed in accordance with U.S. generally accepted accounting principles, or GAAP), excluding gains from disposition of property (but including impairments and provisions for losses on property held for sale), plus real estate-related depreciation and amortization (including capitalized leasing costs and tenant allowances or improvements).  Adjustments for our unconsolidated joint venture are calculated to reflect FFO on the same basis.

Management uses FFO as a supplemental performance measure because, in excluding real estate-related depreciation and amortization and gains from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other Equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other Equity REITs’ FFO.  As a result, FFO should be considered only as a supplement to net income (loss) as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO also should not be used as a supplement to or substitute for cash flows from operating activities (as computed in accordance with GAAP).

(c)	Based on a weighted average interest in our Operating Partnership of approximately 87.8% for both the three months ended June 30, 2010 and 2009, respectively.

(d)	Based on a weighted average interest in our Operating Partnership of approximately 87.8% for both the six months ended June 30, 2010 and 2009, respectively.

(e)
Management also uses FFO before specified items as a supplemental performance measure because losses from early extinguishment of debt, default interest, the impairment of long-lived assets and gains on settlement of debt create significant earnings volatility which in turn results in less comparability between reporting periods and less predictability regarding future earnings potential.

Losses from early extinguishment of debt represent costs to extinguish debt prior to the stated maturity and the write off of unamortized loan costs on the date of extinguishment.  The decision to extinguish debt prior to its maturity generally results from (i) the assumption of debt in connection with property acquisitions that is priced or structured at less than desirable terms (for example, a variable interest rate instead of a fixed interest rate), (ii) short-term bridge financing obtained in connection with the acquisition of a property or portfolio of properties until such time as the company completes its long-term financing strategy, (iii) the early repayment of debt associated with properties disposed of, or (iv) the restructuring or replacement of property or corporate-level financing to accommodate property acquisitions.  Consequently, management views these losses as costs to complete the respective acquisition or disposition of properties.

During the third quarter of 2009, we announced a plan to cease funding cash shortfalls at certain properties.  As a result, six special purpose property-owning subsidiaries are in default on their mortgage loans: Stadium Towers in Central Orange County, Park Place II in Irvine (which was disposed of in July 2009), 2600 Michelson in Irvine, Pacific Arts Plaza in Costa Mesa, 550 South Hope in Downtown Los Angeles, and 500 Orange Tower in Central Orange County.  We are accruing interest on the defaulted mortgage loans at the default rate per the applicable loan agreements.  We have excluded default interest accrued on Properties in Default as well as the writeoff of deferred financing costs related to the mortgage loans on these properties from the calculation of FFO before specified items since these charges are a direct result of management’s decision to dispose of property other than by sale.  Management views these charges as costs to complete the disposition of the related properties.

Impairment of long-lived assets represents charges taken to write down depreciable real estate assets to fair value estimated when events or changes in circumstances indicate that the carrying amount may not be recoverable.  In some instances, the disposition of properties impaired in prior periods may result in a gain on settlement of debt at the time of disposition.  Per the NAREIT definition of FFO, gains from property dispositions are excluded from the calculation of FFO; however, impairment losses are required to be included.  Management excludes gains on disposal, impairment losses and gains on settlement of debt from the calculation of FFO before specified items because they relate to the financial statement impact of decisions made to dispose of property, whether in the period of disposition or in advance of disposition.  These types of gains or losses create volatility in our earnings and make it difficult for investors to determine the funds generated by our ongoing business operations.